EXHIBIT 10.5

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement"), made as of this 27th day of December 2010, is entered into by Corregidor Therapeutics, Inc., a Delaware corporation with its principal place of business at 384 Powder Mill Road, Concord, Massachusetts 01742 (the "Company"), and Rick Batycky, residing at 19 Bernard Street, Newton, Massachusetts 02461 (the "Executive").

In consideration of the mutual covenants and promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties to this Agreement, the parties agree as follows:

1.         Employment/Duties.  During the Employment Period (as defined below), the Executive shall serve as Chief Scientific Officer of the Company and shall have all the duties, responsibilities and authority commensurate with such position and such additional duties as may be determined by the Company's Chief Executive Officer. The Executive shall be based at the Company's principal place of business in the greater Boston, Massachusetts metropolitan area, or such place or places in the continental United States as the Company's Board of Directors ("Board of Directors") shall determine.  The Executive shall report to, and be subject to the general supervision of, the Company's Chief Executive Officer.

The Executive agrees to devote substantially all of his business time, attention and energies to the business and interests of the Company during the Employment Period; provided, however, that the Executive may be permitted to engage in other activities, including membership on boards of directors of other businesses or non-for-profit organizations, so long as such activities do not materially interfere with the performance of the Executive's duties under this Agreement and have been disclosed to and approved in advance by the Chief Executive Officer. The Executive agrees to abide by the rules, regulations, personnel practices and policies of the Company, as adopted and amended from time to time by the Company, provided, that such rules, regulations, practices and policies are not inconsistent with the terms and conditions of this Agreement and have been disclosed to the Executive.

2.         Effective Date/Period of Employment. This Agreement will become effective on the date of the initial closing of the Company's first preferred equity investment transaction (the "Effective Date"), which is expected to be on or soon following the date of this Agreement, and shall continue until terminated in accordance with the provisions of Section 4 (the "Employment Period"), subject to Section 9.14.

3.         Compensation and Benefits.

3.1         Base Salary. During the Employment Period, the Company shall pay the Executive a base salary of $300,000.00 calculated on an annual basis ("Base Salary"), paid in periodic installments in accordance with the Company's customary payroll practices. The Base Salary shall be reviewed no less frequently than annually, beginning at the end of calendar year 2011. In addition, the Base Salary shall be increased by $20,000.00 immediately upon a Value

Creation Event. A "Value Creation Event" means the first to occur of: (a) an Acquisition (as defined in the Stock Restriction Agreements (as defined below) in which the amount of cash consideration and the fair market value of any securities received by the Company and/or its stockholders is equal to or greater than $60,000,000.00 (which, for clarity, shall not include consideration contingent upon events or performance occurring after the closing of such Acquisition, unless and until such contingent consideration is received by the Company and/or its stockholders); or (b) the Company receiving at least $15,000,000.00 of revenues and/or equity financing in addition to the aggregate of $20,000,000.00 of gross proceeds from the financings contemplated by the Series A Preferred Stock Purchase Agreement by and among the Company and certain investors dated on or about the date of this Agreement (the "Series A Purchase Agreement"), which may include amounts received: (i) as fees, payments or other revenues from companies, foundations, governmental agencies and other sources, whether as a result of intellectual property licenses, collaboration agreements, grants or other bases; and (ii) gross proceeds from equity financings, provided that a maximum of $7,500,000.00 of gross proceeds from the Purchasers (as defined in the Series A Purchase Agreement) shall count towards the $15,000,000.00 threshold.

3.2            Bonus.

(a)             Annual Bonus Opportunity.  During the Employment Period, the Executive may be eligible to receive an annual bonus no later than sixty (60) days after the end of each calendar year, as determined by the Board of Directors (or its Compensation Committee) in its discretion, which bonus, if awarded, may be payable by cash or award under the Company's then-current stock incentive plan, as determined by the Board of Directors (or its Compensation Committee) in its discretion.

(b)             Special Bonus Opportunity. Upon the occurrence of a Value Creation Event, the Executive shall be paid a special bonus in an amount equal to $20,000.00 multiplied by the number of years elapsed from the Effective Date until such occurrence (including fractional periods), which special bonus shall be in addition to and determined separately from any awarded bonuses as a result of the annual bonus opportunity described in Section 3.2(a).

3.3            Equity Compensation. The Company and the Executive are party to a certain Amended and Restated Stock Restriction Agreement dated as of December 27, 2010 and a Stock Restriction Agreement dated as of December 27, 2010 (collectively, the "Stock Restriction Agreements").

3.4            Benefits.  During the Employment Period, the Executive shall be entitled to participate in all benefit programs that the Company makes available to its employees, if any, to the extent that Executive's position, tenure, health and other qualifications make the Executive eligible to participate.  The Executive shall be entitled to take paid vacation consistent with the company's employee benefits policy in addition to customary business holidays approved by the Board of Directors for the Company's employees generally.  The Executive shall notify the Chief Executive Officer when the Executive intends to take vacation.

3.5            Reimbursement of Expenses.

(a)             The Company shall reimburse the Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of the Executive's duties, responsibilities or services on behalf of the Company under this Agreement, in accordance with policies and procedures, and subject to reasonable limitations, adopted by the Company from time to time.

(b)             The Company shall reimburse the Executive for up to Thirty Thousand Dollars ($30,000.00) of income tax payable by the Executive as a result of the grant of shares of the Company's common stock evidenced by the Stock Restriction Agreement dated as of December__, 2010, and payable as a result of the reimbursement provided pursuant to this Section 3.5(b), no later than March 31, 2011.

3.6            Withholding.  All salary, bonus and other compensation payable to the Executive during the Employment Period shall be subject to applicable required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions.

4.            Termination of Employment Period.  The employment of the Executive by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

4.1           By the Company for Cause.  At the election of the Company, for Cause (as defined below), provided that prior to a termination of the Executive's employment pursuant to subsection (iii), below, the Executive shall have thirty (30) days to cure in all material respects such Cause event(s) following the Executive's receipt of written notice by the Company, which notice shall specifically identify the Cause upon which the termination is based and after the Executive has been given such notice.  For the purposes of this Section 4.1, "Cause" means (i) the Executive's conviction of, or guilty plea to, a felony, (ii) the Executive's commission of a fraudulent, illegal or materially dishonest act in connection with the Executive's employment by the Company, as reasonably determined by the Board of Directors acting in good faith, or (iii) the Executive's willful and repeated failure or refusal to attempt to perform the Executive's duties to the Company or material breach of this Agreement or any other agreement between the Company and the Executive.  The Executive shall be considered to have been discharged for "Cause" if (based on a final, unappealable judicial determination) the Executive has resigned from the Company without Good Reason (as defined in Section 4.3) to avoid a termination for Cause based on an event that occurred prior to such resignation (but not an event about which the Board of Directors had actual knowledge for more than ninety (90) days prior to such resignation).

4.2            Death or Disability.  Upon the death or Disability (as defined below) of the Executive.  For purposes of this Section 4.2, "Disability" means (i) the Executive has been incapacitated by mental or physical injury or illness so as to be prevented thereby from engaging in the performance of the Executive's  duties to the Company and (ii) such incapacity has continued for a period of ninety (90) days.

4.3            By the Executive for Good Reason.  At the election of the Executive, for Good Reason (as defined below), provided that the Company shall have thirty (30) days to cure in all material respects such Good Reason event(s) following the Company's receipt of the Executive's written notice of such Good Reason event(s). For the purposes of this Section 4.3, "Good Reason" for termination shall mean (i) a reduction in the Executive's Base Salary (other than in connection with a reduction in salary with respect to all other senior executives of the Company), (ii) any material diminution or other adverse change in the Executive's authority, responsibilities or duties without the prior written consent of the Executive, (iii) a material breach by the Company of this Agreement or any other material agreement between the Company and the Executive, or (iv) the relocation, without the written consent of the Executive, of the place of business at which the Executive principally performs Executive's duties hereunder to a location that is greater than 35 miles from place of business at which the Executive principally performs Executive's duties hereunder immediately prior to such relocation. Notwithstanding the foregoing, (A) the Executive will be deemed to have given consent to the condition(s) described in this Section 4.3 if the Executive does not provide written notice to the Company of such Good Reason event(s) within ninety (90) days from first occurrence of such Good Reason event(s) and (B) to the extent the Company has not cured such Good Reason event(s) during the 30-day cure period, the Executive must terminate the Executive's employment for Good Reason no later than one hundred and eighty (180) days following the occurrence of such Good Reason event(s) by providing the Company thirty (30) days prior written notice of termination, which may run concurrently with the Company's cure period.

4.4            By the Company Not For Cause or By the Executive Not For Good Reason.  At the election of the Company for reasons other than Cause, or the election of the Executive for reasons other than Good Reason, upon not less than thirty (30) days' prior written notice of termination.

5.           Effect of Termination.

5.1            Payments Upon Termination.

(a)            In the event the Executive's employment is terminated pursuant to Section 4.1, or by the Executive pursuant to Section 4.4, the Company shall pay to the Executive the "Accrued Benefits," which shall mean: (i) any earned but unpaid Base Salary pursuant to Section 3.1 through the last day of the Executive's actual employment by the Company; (ii) any unreimbursed expenses incurred through the last day of the Executive's actual employment by the Company and reimbursable under Section 3.5; and (iii) all other payments, benefits or fringe benefits to which the Executive shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement; but, for clarity, shall have no obligation to pay any bonus pursuant to Section 3.2.

(b)            In the event the Executive's employment is terminated pursuant to Sections 4.2, 4.3 or by the Company pursuant to Section 4.4, then the Company shall continue to pay to the Executive: (i) the Accrued Benefits; (ii) any annual bonus with respect to the calendar year ending on or preceding the date of termination, which has been determined by the Board of Directors (or its Compensation Committee) prior to the date of termination pursuant to Section 3.2 but is unpaid, which shall be payable at the time such bonuses would have been paid if the Executive was still employed with the Company and in accordance with Section 3.2(a); (iii) any special bonus to which the Executive is entitled pursuant to Section 3.2(b) as a result of a Value Creation Event occurring prior to, or within two (2) months after, such termination; (iv) Base Salary pursuant to Section 3.I as in effect on the date of termination during the Severance Period (as defined below), provided however that, if the adjustment required by Section 3.1 as a result of a Value Creation Event has not yet been effected upon such termination, such adjustment shall be made for purposes of determining pay to the Executive pursuant to this Section 5.l(b)(iv) as though a Value Creation Event occurred prior to such termination; and (v) reimbursement for COBRA continuation medical benefits for the Executive (and the Executive's eligible dependents) during the Severance Period. Such payments of continued salary and any COBRA-continuation premium reimbursement shall begin on the sixtieth (60th) day after the date of termination and shall include any amounts due prior to such date.  For the avoidance of doubt, unless otherwise elected by the Board of Directors, in its sole discretion and to the extent permitted under Section 409A of the Code, to make payments sooner, any payments made pursuant to this Section 5.l(b) shall be subject to the Company's standard payroll schedule during the Severance Period.  For the purposes of this Section 5.1(b), "Severance Period" means the period beginning on the date of termination and continuing afterward for nine (9) months, if such termination occurs within two (2) months prior to, or at any time following, an Acquisition (as defined in the Stock Restriction Agreements), or otherwise six (6) months.

(c)           The payments to be made or benefits to be provided to the Executive under Sections 5: (i) shall be contingent upon the execution (and non-revocation) within sixty (60) days following termination of employment by the Executive of a general release of the Company, its affiliates, stockholders, directors, officers, employees and agents from all claims (other than claims for the payments to be made and benefits to be provided), together with an agreement to not make any disparaging comments, statements or communications about the Company, its affiliates, stockholders, directors, officers, employees or agents, or its management or business practices for three (3) years following termination ofthe Executive's employment, all in a form reasonably provided by the Company; (ii) shall be contingent upon the Executive's compliance with all continuing obligations under the Company's Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement (the "Proprietary Rights Agreement"); and (iii) shall constitute the sole remedy of the Executive in the event of a termination of the Executive's employment in the circumstances set forth in Section 5.l(b).

5.2            Section 409A.

(a)           Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to the Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Code Section 409A, and the final regulations and any guidance promulgated thereunder (collectively, the "Deferred Payments") will be paid or otherwise provided until the Executive has a "separation from service" within the meaning of Code Section 409A.

(b)            Notwithstanding anything to the contrary in this Agreement, if the Executive is a "specified employee" within the meaning of Code Section 409A at the time of the Executive's termination (other than due to death), then the Deferred Payments that are payable within the first six months following the Executive's separation from service, will become payable on the first payroll date that occurs on or after the date six months and one day following the date of the Executive's separation from service.  Notwithstanding anything herein to the contrary, if the Executive dies following the Employee's separation from service, but prior to the six-month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Executive's death.  Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(c)           Any amount paid under this Agreement that satisfies the requirements of the "short-term deferral" rule set forth in Section 1.409A-l(b)(4) of the Treasury Regulations will not constitute Deferred Payments.

(d)           This Agreement is intended to be exempt from the requirements of Code Section 409A so that none of the payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt.  The Company and the Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Executive under Section 409A.

6.           Restrictive Covenants.  During the Executive's employment with the Company, the Executive will be exposed to, and provided with, valuable confidential and/or trade secret information concerning the Company and its present and future business plans and operations. As a result, in order to protect the Company's legitimate business interests, the Executive shall, as a condition of commencing employment, execute and deliver to the Company the Company's Proprietary Rights Agreement, a copy of which is attached to this Agreement as Exhibit A. For clarity, the obligations and covenants of the Executive pursuant to the Proprietary Rights Agreement constitute material responsibilities of the Executive to the Company pursuant to this Agreement.

7.           Other Agreements. The Executive represents that the Executive's performance of all the terms of this Agreement and the performance of the Executive's duties as an employee of the Company do not and will not breach any agreement with any prior employer or other party to which the Executive is a party (including without limitation any nondisclosure or non competition agreement), or violate or contravene any judgment, administrative order or other legal prohibition specifically naming the Executive. The Executive agrees that if the Executive, during the Employment Period, becomes subject to any such agreement or prohibition, the Executive shall immediately notify the Company.  The Company acknowledges that it is aware that the Executive may be subject to certain confidentiality and non-disparagement covenants with respect to the Executive's prior employers.

8.           Indemnification. The Company shall indemnify and hold harmless the Executive against any liability asserted against or incurred by the Executive in the Executive's capacity as a director, officer and/or employee of the Company or an affiliate of the Company or as fiduciary of any Company employee benefit plan to the fullest extent permitted by law. Notwithstanding the foregoing, the Executive shall have no right to indemnification on account of:  (a) acts or omissions of the Executive finally adjudged to be intentional misconduct, gross negligence, fraud or a violation of law; or (b) any transaction with respect to which it is finally adjudged that the Executive personally received a benefit in money, property or services to which the Executive was not legally entitled.  In addition, the Company shall include the Executive within the coverage of any directors and officers liability insurance policy to the full extent that any other director or other executive  officer of the Company,  as applicable, is so covered. The indemnification and insurance provisions of this paragraph shall survive the Executive's termination of employment with the Company and while potential liability exists.

9.           Miscellaneous.

9.1             Notices.  Any notices delivered under this Agreement shall be deemed duly delivered four (4) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, in each case to the address of the recipient set forth in the introductory paragraph of this Agreement.  Either party may change the address to which notices are to be delivered by giving notice of such change to the other party in the manner set forth in this Section 9.1.

9.2            Pronouns.  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

9.3           Entire Agreement. This Agreement, together with the Stock Restriction Agreements and the Proprietary Rights Agreement, constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

9.4            Amendment.  This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

9.5            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflicts of laws provisions of the Commonwealth of Massachusetts).

9.6           Resolution of Disputes.  Any dispute, difference or controversy arising under this Agreement, the Stock Restriction Agreement or the Proprietary Rights Agreement shall be settled by arbitration.  Any arbitration pursuant to this Section shall be held before a single neutral arbitrator selected from the roles of the American Arbitration Association pursuant to the Commercial Arbitration Rules.  The arbitrator (a) shall not have the power or authority to add to, alter, amend or modify the terms of this Agreement, (b) shall have no power to award punitive or exemplary  damages; and (c) shall interpret and construe this Agreement in accordance with, and shall be bound by the laws of the Commonwealth of Massachusetts. Except as otherwise set forth herein, each party shall bear its own expenses for counsel and other out-of-pocket costs in connection with any resolution of a dispute, difference or controversy. Any arbitration shall take place in Boston, Massachusetts or at such other location as the parties may agree upon, according to the American Arbitration Association's Commercial Arbitration

Rules now in force and hereafter adopted. The arbitrator shall make any award in accordance with and based upon all the provisions of this Agreement and judgment upon any award rendered by the arbitrator shall be entered in any court having jurisdiction thereof. The fees and disbursements of such arbitrator shall be borne equally by the parties, with each party bearing its own expenses for counsel and other out-of-pocket costs. The arbitrator is specifically authorized to award costs and attorney's fees to the party substantially prevailing in the arbitration and shall do so in any case in which the arbitrator believes the arbitration was not commenced in good faith.

9.7           Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company's assets or business, provided, however, that the obligations of the Executive are personal and shall not be assigned by the Executive.  The Company may only assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company shall use reasonable efforts to secure such successor's agreement to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

9.8            Waivers.  No delay or omission by the Company or the Executive in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company or the Executive on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

9.9           No Mitigation; No Offset. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Executive as a result of employment by a subsequent employer.

9.10           Captions.  The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

9.11           Severability.  In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

9.12           Termination of Consulting Agreement.  As a founding shareholder of the Company, the Executive and the Company entered into a certain Consulting Agreement on or about December 31, 2009 (the "Consulting Agreement"). Upon the Effective Date of this Agreement, the Consulting Agreement shall be terminated and of no further force or effect.

9.13           Execution; Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. This Agreement may be executed and delivered by facsimile, email/pdf format or other electronic means and each party may fully rely upon such execution and delivery.

9.14           Survival. The provisions of Sections 5, 6, 7, 8 and 9 shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

CORREGIDOR THERAPEUTICS, INC.

/s/ Glenn Batchelder
By: Glenn Batchelder
Its: President and Chief Executive Officer

EXECUTIVE

/s/ Rick Batycky
Name: Rick Batycky